CONSENT OF EXPERT

To:

Baja Mining Corp., (the “Company”)

I, David Mehner, P.Geo, do hereby consent to the filing of the written disclosure of the technical report titled, “Underground Resource Calculation and Review, Boleo District”, of the El Boleo Project located in Santa Rosalia, Baja California Sur, Mexico and dated November 27, 2003 (the “Technical Report”) and any extracts from or a summary of the Technical Report in the Registration Statement on Form 20-F/R (Amendment Number 1) dated October 5, 2006 (the “Registration”) of the Company, and to the filing of the Technical Report with United States Securities and Exchange Commission.

I also consent to the use of my name in the Registration Statement.

Dated this 5th day of October, 2006.